As filed with the Securities and Exchange Commission on November 30, 2006
Registration No. 333-133919

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2
ON
FORM S-8
TO THE REGISTRATION STATEMENT ON FORM F-4
UNDER
THE SECURITIES ACT OF 1933
ALCATEL LUCENT
(Exact name of registrant as specified in its charter)

Republic of France	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

54, rue La Boétie
75008 Paris, France
011 33 (1) 40 76 10 10
(Address of principal executive offices)
See attached Schedule A
(Full titles of the plans)

Stephen R. Reynolds
Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974
(908) 582-8500
(Name and address of agent for service)

011 33 (1) 40 76 10 10
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Roger S. Aaron, Esq.
Steven F. Arcano, Esq.	David A. Katz, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Wachtell, Lipton, Rosen & Katz
Four Times Square	51 West 52nd Street
New York, New York 10036	New York, New York 10019
(212) 735-3000	(212) 403-1000

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered(1)	registered(2)	share(3)	price(3)	registration fee(3)
Ordinary shares, nominal value €2.00 per share	60,767,243	N/A	N/A	N/A

(1)	A portion of the securities being offered hereby will be issued in the form of American Depositary Shares of the Registrant evidenced by American Depositary Receipts. Each American Depositary Share represents one ordinary share, nominal value €2.00 per share, of the Registrant. The American Depositary Shares will be issuable upon deposit of the ordinary shares of the Registrant and have been registered under a registration statement on Form F-6.

(2)	These shares were originally registered on the registration statement on Form F-4 to which this amendment relates. See note (3) below. This post-effective amendment also covers any additional securities which may be issuable in the future pursuant to antidilution adjustment provisions in the plans listed on Schedule A hereto.

(3)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the registration statement on Form F-4 on May 9, 2006, to register 988,945,626 ordinary shares of the Registrant issuable to stockholders of Lucent Technologies Inc., including 60,767,243 shares which may be issued pursuant to the plans listed on Schedule A hereto. See “Introductory Statement” for additional information.

Schedule A:
Ascend Communications Inc. Warrants
Ascend Communications Stock Option Plan
Chromatis Networks Inc. Stock Option Plan
Data Labs Inc. 1996 Stock Option Plan
Excel Switching Corporation Stock Option Plan
International Network Services Stock Option Plan
Livingston Enterprises Inc. 1994 Stock Option Plan
Lucent Technologies Inc. 1996 Long Term Incentive Plan
Lucent Technologies Inc. 1997 Long Term Incentive Plan
Lucent Technologies Inc. 1997 Shares For Growth Plan
Lucent Technologies Inc. 1998 Global Stock Option Plan
Lucent Technologies Inc. 1999 Stock Compensation Plan For Non-Employee Directors
Lucent Technologies Inc. 1998 Shares For Growth Plan
Lucent Technologies Inc. 2001 Employee Stock Purchase Plan
Lucent Technologies Inc. 2003 Long term Incentive Plan
Lucent Technologies Inc. 2004 Equity Compensation Plan for Non Employee Directors
Lucent Technologies Inc. Deferred Compensation Plan
Lucent Technologies Inc. Global Founders Grant
Lucent Technologies Inc. Long Term Savings & Security Plan
Lucent Technologies Inc. Retirement Savings & Profit Sharing
Lucent Technologies Inc. Savings Plan
Mosaix Stock Option Plan
Nexabit Stock Option Plan
Octel Communications Stock Option Plan
Ortel Corporation Stock Option Plan
Prominet Corporation 1996 Stock Option Plan
Spring Tide Networks Stock Option Plan
Telica Acquisition Stock Option Plan
Xedia Corporation Stock Option Plan
Yurie Systems Inc. 1996 Stock Option Plan

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INTRODUCTORY STATEMENT
     This Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form F-4 (File No. 333-133919) of the Registrant (the “Post-Effective Amendment”) relates to 60,767,243 ordinary shares, nominal value €2.00 per share, of the Registrant (the “Ordinary Shares”). The Ordinary Shares are deliverable upon the exercise of options, the conversion of stock units and the payment of deferred compensation awards originally issued under the employee benefits plans of Lucent Technologies Inc. (“Lucent”) set forth on Schedule A to this Post-Effective Amendment (the “Plans”). The Post-Effective Amendment also covers any additional securities which may be issuable in the future pursuant to antidilution adjustment provisions in the Plans.
     Pursuant to the Agreement and Plan of Merger, dated April 2, 2006 (the “Merger Agreement”), by and among the Registrant, Lucent and Aura Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub was merged with and into Lucent, with Lucent continuing as the surviving corporation and as a wholly owned subsidiary of the Registrant (the “Merger”). Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding option to purchase shares of Lucent common stock granted under the Plans, whether or not vested, was converted into a right to acquire Ordinary Shares on the same terms and conditions as were applicable to such stock option prior to the effective time of the Merger, except that the number of Ordinary Shares receivable and the exercise price of the option was adjusted to reflect the Merger exchange ratio of 0.1952 and is now expressed in euros instead of U.S. dollars, at an exchange rate consisting of the noon buying rate for euros as announced by the Federal Reserve Bank of New York for the closing date of the Merger. Other equity-based awards under the Plans were converted at the effective time of the Merger into an award with respect to Ordinary Shares for individuals domiciled outside of the United States, and in American Depositary Shares of the Registrant with respect to individuals domiciled in the United States, in each case determined by multiplying the number of shares of Lucent common stock subject to such stock-based awards immediately prior to the effective time of the Merger by 0.1952, the exchange ratio provided for in the Merger Agreement.

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INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The Registrant has prepared this Post-Effective Amendment in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register Ordinary Shares issuable pursuant to the Plans. The information called for by Part I of this Post-Effective Amendment (the “Part I Information”) in respect of the 60,767,243 Ordinary Shares issuable pursuant to the Plans is included in the description of the relevant Plan contained in the documents made available to Plan participants as specified by Rule 428(b)(1) under the Securities Act. The Part I Information is not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8 and Rule 424 of the Securities Act.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents previously filed with the Commission are incorporated by reference in this Post-Effective Amendment:
(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2005, as amended on August 4, 2006 and August 7, 2006;

(b)	The Registrant’s report of foreign private issuer on Form 6-K, furnished to the Commission on September 29, 2006;

(c)	the information set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” included in the Registrant’s registration statement on Form F-3 (File No. 333-138670), filed by the Registrant with the Commission on November 14, 2006;

(c)	(i) the description of the Registrant’s Ordinary Shares and the ADSs contained in the Registrant’s registration statement on Form 8-A, as amended, filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such description is amended and updated by the information set forth under the headings “Description of Ordinary Shares” and “Description of ADSs” included in (A) the Registrant’s a annual report on Form 20-F for the fiscal year ended December 31, 2005, as amended on August 4, 2006 and August 7, 2006, and (B) the Registrant’s report of foreign private issuer on Form 6-K, furnished to the Commission on September 29, 2006; and
(ii) the description of the American Depositary Shares of the Registrant contained in the Registrant’s registration statement on Form F-6 (File No. 333-138770), filed by the Registrant with the Commission on November 16, 2006.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. The Registrant may incorporate by reference into this prospectus all or a portion of its reports on Form 6-K that Registrant identifies in the Form 6-K as being incorporated into this prospectus filed after the date of this prospectus.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Post-Effective Amendment to the extent that a statement contained in this Post-Effective Amendment, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies,

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supersedes or replaces such prior statement. Any statement contained in this Post-Effective Amendment shall be deemed to be modified, superseded or replaced to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Post-Effective Amendment modifies or supersedes such prior statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     The legality of the Ordinary Shares offered by this Post-Effective Amendment have been passed upon for the Registrant by Mr. Pascal Durand-Barthez, secretary of the board of directors of the Registrant. Mr. Durand-Barthez is regularly employed by the Registrant, owns Ordinary Shares and holds options to purchase additional Ordinary Shares.

Item 6.	Indemnification of Directors and Officers.
     Under French law, the Registrant may generally indemnify, contract for and maintain liability insurance against civil liabilities incurred by any of its directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Under French law, the Registrant may not indemnify directors and officers for criminal liabilities, either directly or through liability insurance.
     Under French law, the Registrant is generally allowed to advance expenses incurred by its officers and directors in defending any civil or criminal action. The Registrant may also indemnify those directors and officers for their expenses, provided that they acted in good faith and in their capacities as directors or officers of the Registrant.
     The Registrant maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     See Exhibit Index.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Post-Effective Amendment (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Post-Effective Amendment; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Post-Effective Amendment or any material change to such information in the Post-Effective Amendment;
Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Post-Effective Amendment.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on November 30, 2006.

ALCATEL LUCENT

By:	/s/ Jean-Pascal Beaufret

Name:	Jean-Pascal Beaufret
Title:	Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on November 30, 2006:

Signature	Title

*	Chief Executive Officer and Director

Patricia F. Russo	(Principal Executive Officer)

Chief Financial Officer
/s/ Jean-Pascal Beaufret	(Principal Financial Officer and

Jean-Pascal Beaufret	Principal Accounting Officer)

*	Chairman of the Board of Directors

Serge Tchuruk

*	Director

Daniel Bernard

*	Director

W. Frank Blount
*	Director

Jozef Cornu

Signature	Title

*	Director

Linnet F. Deily

*	Director

Robert E. Denham

*	Director

Jean-Pierre Halbron

*	Director

Edward E. Hagenlocker

*	Director

Lady Sylvia Jay CBE

*	Director

Karl J. Krapek

*	Director

Daniel Lebègue

*	Director

Henry B. Schacht

Director

Jean-Cyril Spinetta

*	Authorized Representative in the United States

Stephen R. Reynolds

*By:	/s/ Jean-Pascal Beaufret
Jean-Pascal Beaufret
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Statuts (Articles of Association and By-Laws) of Alcatel Lucent (English translation).

4.2	Form of Amended and Restated Deposit Agreement, as further amended and restated as of November 22, among Alcatel, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Shares issued thereunder, including the form of ADR (incorporated by reference to Exhibit 1(1) to the Registration Statement on Form F-6 of Alcatel ((File No. 333-138770)).

5.1*	Opinion of Pascal Durand-Barthez regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Associés.

23.2*	Consent of Pascal Durand-Barthez.

24.1*	Power of Attorney.

*	Previously filed.